UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2006

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number.)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island 02903
(Address of principal executive offices)

Registrant’s telephone number, including area code: (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets.

On August 11, 2006, Textron Inc. ("Textron") completed the sale of Textron's fastening systems business (the business being sold is referred to herein as the "FS Business") to TFS Acquisition Corporation pursuant to a Purchase Agreement (the "Purchase Agreement") dated May 31, 2006 by and between Textron and TFS Acquisition Corporation. TFS Acquisition Corporation, a Delaware corporation, is an investment vehicle formed for purposes of the purchase by Platinum Equity, a private equity investment firm located in California. Pursuant to the Purchase Agreement, Textron sold, or caused its applicable subsidiaries to sell, to TFS Acquisition Corporation or its designated subsidiaries (i) the shares of capital stock, limited liability company interests and partnership interests in the subsidiaries of Textron that conduct the FS Business and (ii) certain intellectual property used by the FS Business. In addition, Textron will provide, or cause to be provided, certain transition services to TFS Acquisition Corporation and its subsidiaries for a period of time. The purchase price paid for the FS Business, after preliminary adjustments, consists of a cash payment of $610.2 million, assumption of $15.1 million of net indebtedness and assumption of certain liabilities related to the FS Business, subject to a final adjustment based on the audited net asset value, net debt and cash balances at the closing date.

The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is incorporated by reference herein as Exhibit 2.1.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

2.1
Purchase Agreement dated May 31, 2006 by and between Textron Inc. and TFS Acquisition Corporation. Incorporated by reference to Exhibit 2.1 to Textron’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2006.

NOTE: The Table of Contents of the Purchase Agreement listed as Exhibit 2.1 contains a list briefly identifying the contents of all omitted schedules and exhibits. Textron will supplementally furnish a copy of any omitted schedule or exhibit to the Commission upon request.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

Date: August 11, 2006	By: /s/John R. Curran
Name: John R. Curran
Title: Vice President Mergers & Acquisitions

EXHIBIT INDEX

Exhibit No.       Exhibit

2.1
Purchase Agreement dated May 31, 2006 by and between Textron Inc. and TFS Acquisition Corporation. Incorporated by reference to Exhibit 2.1 to Textron’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2006.